Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES ACQUISITION OF KIDS BEHAVIORAL HEALTH

OF UTAH, INC. d/b/a COPPER HILLS YOUTH CENTER

LEWISVILLE, Texas (January 3, 2006) -- Horizon Health Corporation (NASDAQ/NM:HORC) today announced the acquisition of Kids Behavioral Health of Utah, Inc. d/b/a Copper Hills Youth Center effective January 1, 2006. Copper Hills Youth Center is a 126-bed adolescent residential behavioral health treatment center located in West Jordan, Utah. Copper Hills Youth Center had net revenues of approximately $11.9 million for the fiscal year ended December 31, 2004, and net revenues of approximately $11.7 million for the 11 months ended November 30, 2005.

Ken Newman, chairman and chief executive officer of Horizon Health, stated, “Including the anticipated acquisition of the eight behavioral health facilities of Lighthouse Care Centers and Focus Healthcare, this acquisition represents our 14th behavioral health facility. We are very pleased with the addition of this residential behavioral health treatment center that will be another Horizon facility providing quality patient services for the communities it serves.”

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

-END-